For Immediate Release:
October 1, 2014

Media Relations Contact:
Diane Knetzger
Director of Marketing
Bankwell Financial Group, Inc.
(203) 652-6319
dknetzger@mybankwell.com

Bankwell Bank & Quinnipiac Bank & Trust Company Complete Merger

October 1, 2014 (New Canaan, Conn.): Bankwell Financial Group, Inc. (NASDAQ: BWFG) (“BWFG”), parent company of Bankwell Bank (“Bankwell”), today announced that it has successfully completed the merger of Quinnipiac Bank & Trust Company with and into Bankwell, effective today.

Blake S. Drexler will remain as Executive Chairman of Bankwell, and the rest of the Bankwell executive team will remain in place. Quinnipiac’s President and Chief Executive Officer, Mark A. Candido, will serve as President of Bankwell’s New Haven County Region and as Senior Vice President of Bankwell. Quinnipiac’s Executive Vice President and Chief Lending Officer, Richard R. Barredo, will serve as First Vice President of Bankwell.  Raymond W. Palumbo, former Vice Chairman of Quinnipiac’s Board of Directors, was appointed to the Boards of Directors of BWFG and Bankwell.

BWFG and Quinnipiac entered into an Agreement and Plan of Merger on March 31, 2014 for the merger of Quinnipiac with and into Bankwell (“Merger Agreement”).  Pursuant to the Merger Agreement, the shareholders of Quinnipiac, as of the record date, were able to elect to receive either (i) $12.00 in cash, (ii) 0.56 shares of BWFG common stock for each share of Quinnipiac common stock, subject to proration provisions whereby approximately 75% of Quinnipiac shares will be exchanged for stock and approximately 25% for cash, or (iii) a combination of cash and BWFG common stock.

“This is a unique and exciting opportunity to combine two well-respected community banks that share a strong commitment to our local communities,” said Blake S. Drexler, the Executive Chairman of BWFG and Bankwell. “The merger gives Bankwell a meaningful presence in New Haven County, and we look forward to continuing to provide former Quinnipiac Bank & Trust customers with the type of full-service relationship banking experience they have come to expect.”

“Bankwell will provide the resources needed to provide customers with a great banking experience,” said Mark A. Candido.  “Along with the high level of personal service they currently enjoy, our customers will benefit from the expanded range of products and services that Bankwell has to offer.”

Sandler O’Neill + Partners, L.P. served as the lead financial advisor to BWFG and rendered a fairness opinion in connection with the transaction. Hinckley, Allen & Snyder LLP acted as BWFG’s legal counsel.  Sterne Agee & Leach, Inc. served as the exclusive financial advisor to Quinnipiac and rendered a fairness opinion in connection with the transaction. Luse, Gorman Pomerenk & Schick, P.C. acted as Quinnipiac’s legal counsel.

About Bankwell Financial Group, Inc.

Bankwell Financial Group, Inc., located in New Canaan, Connecticut, is the parent bank holding company of Bankwell Bank.  Bankwell Bank operates eight branches in the Fairfield County towns or cities of New Canaan, Fairfield, Stamford, and Wilton, and the New Haven County towns of Hamden and North Haven. It also operates a loan production office in the city of Bridgeport.  Bankwell Bank provides a full range of banking services to commercial and consumer customers, primarily located within its communities and their surrounding areas.

Forward-Looking Statements

This press release may contain certain forward-looking statements about Bankwell. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which Bankwell and its subsidiaries are engaged.